Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com

IPC The Hospitalist Company Reports Fourth Quarter and Full Year 2013 Financial Results

- Company Achieves Double-Digit Growth in Revenues, Adjusted Income From Operations, and Adjusted Earnings Per Share-

North Hollywood, CA—February 20, 2014—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the fourth quarter and full year ended December 31, 2013. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.

Fourth Quarter 2013 Highlights (comparisons are to fourth quarter 2012):

•	Net revenue increased 18% to $161.6 million, with same-market area net revenue growth of 15%.

•	Patient encounters increased 12% to 1,613,000.

•	Adjusted income from operations increased 16% to $16.0 million. GAAP income from operations increased 12% to $15.7 million.

•	Adjusted net income increased 17% to $9.7 million, or $0.56 adjusted diluted earnings per share. GAAP net income increased 13% to $9.5 million, or $0.54 diluted earnings per share.

Twelve Months Ended December 31, 2013 Highlights (comparisons are to twelve months ended December 31, 2012):

•	Net revenue increased 16% to $609.5 million, with same-market area net revenue growth of 13%.

•	Patient encounters increased to an all-time high of 6,211,000, a 13% increase.

•	Adjusted income from operations increased 17% to $61.9 million. GAAP income from operations increased 29% to $67.6 million.

•	Adjusted net income increased 16% to $37.9 million, or $2.19 adjusted diluted earnings per share. GAAP net income increased 27% to $41.4 million, or $2.39 diluted earnings per share.

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are once again very pleased with our quarterly results with double digit growth in revenues, adjusted income from operations and adjusted net income. Our 18% growth in revenues was driven by a 24% net increase in the number of providers since December 2012. This impressive growth stems from organic hires and the acquisition of hospitalist practices in both the acute and post-acute settings.”

Dr. Singer added, “2013 was an unprecedented year, as we acquired 19 hospitalist practices, including a strategic acquisition of a large group of acute-care practices from a hospital system, and the entry into a new market in the New York metropolitan area through the acquisition of what we believe was the largest post-acute practice in the country. These accomplishments demonstrate the positive returns from the investments we have made in our M&A team.”

Fourth Quarter 2013

Patient encounters for the three months ended December 31, 2013 increased by 166,000, or 11.5%, to 1,613,000, compared with 1,447,000 for the same period in the prior year. Net revenue for the three months ended December 31, 2013 was $161.6 million, an increase of $24.0 million, or 17.5%, from $137.6 million for the same period in the prior year. Of this $24.0 million increase, 81% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 19% was attributable to revenue generated from operations in new markets. Same-market revenue increased 14.7%, same-market encounters increased 7.2%, and same market patient revenue per encounter increased 2.2%. The remaining increase in same-market revenue was attributable to an increase in hospital stipends, medical directorship revenues, and meaningful use incentives. The 2.2% increase is largely due to a combination of Medicare fee schedule rate increases and Medicaid parity, offset by the automatic cut in Medicare payments triggered by sequestration effective April 1, 2013. Meaningful use is the set of standards defined by the Centers for Medicare & Medicaid Services Incentive Programs that governs the use of electronic health records and allows eligible providers and hospitals to earn incentive payments by meeting specific criteria. Medicaid parity represents an increase in Medicaid payments up to Medicare reimbursement levels for 2013 and 2014 in accordance with the Patient Protection and Affordable Care Act of 2010, as amended.

Physician practice salaries, benefits and other expenses for the three months ended December 31, 2013 were $117.4 million, or 72.6% of net revenue, compared with $100.3 million, or 72.9 % of net revenue, for the same period in the prior year. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $4.5 million, or 20.2%, to $27.0 million, or 16.7% of net revenue, for the three months ended December 31, 2013, compared with $22.5 million, or 16.3% of net revenue, for the three months ended December 31, 2012. The increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs, incremental cost of supporting the Company’s post-acute business, legal fees and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.6% of net revenue for the three months ended December 31, 2013, compared with 15.2% of net revenue for the same period of 2012.

The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was a $340,000 increase to expense and a $187,000 reduction to expense for the three months ended December 31, 2013 and 2012, respectively.

Adjusted income from operations for the three months ended December 31, 2013 increased 16.2% to $16.0 million, or an adjusted operating margin of 9.9%, compared with adjusted income from operations of $13.8 million, or an adjusted operating margin of 10.0% for the same period in 2012. GAAP income from operations increased $1.7 million, or 12.2%, to $15.7 million from $14.0 million for the same period in the prior year. GAAP operating margin was 9.7% and 10.1% for the three months ended December 31, 2013 and 2012, respectively.

The effective tax rate for the three months ended December 31, 2013 was 38.3%, compared with 39.1% for the same period in the prior year. The decrease in the effective tax rate was primarily related to a change in state tax laws in November 2012. The cumulative effect of the change in state tax laws was recorded during the three months ended December 31, 2012.

Adjusted net income for the three months ended December 31, 2013 increased 16.8% to $9.7 million, or a 6.0% adjusted net income margin, compared with adjusted net income of $8.3 million, or a 6.1% adjusted net income margin, for the same period in 2012. GAAP net income for the three months ended December 31, 2013 increased to $9.5 million from $8.4 million for the three months ended December 31, 2012, and GAAP net income margin was 5.9% and 6.1% for the three months ended December 31, 2013 and 2012, respectively.

Adjusted diluted earnings per share for the three months ended December 31, 2013 increased 13.8% to $0.56, compared with $0.49 adjusted diluted earnings per share for the same period in 2012. GAAP diluted earnings per share for the three months ended December 31, 2013 was $0.54, compared with $0.50 for the same period in 2012.

Year Ended December 31, 2013

Patient encounters for 2013 increased by 715,000, or 13.0%, to 6,211,000, compared with 5,496,000 for 2012. Net revenue for 2013 was $609.5 million, an increase of $86.0 million, or 16.4%, from $523.5 million for 2012. Of this $86.0 million increase, 77% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 23% was attributable to revenue generated from operations in new markets. Same-market revenue increased 12.8%, same-market encounters increased 8.5% and same market patient revenue per encounter increased 1.8%. The remaining increase in same-market revenue was attributable to an increase in hospital stipends, medical directorship revenues, and meaningful use incentives. The 1.8% increase is largely due to a combination of Medicare fee schedule rate increases and Medicaid parity, offset by the automatic cut in Medicare payments triggered by sequestration effective April 1, 2013.

Physician practice salaries, benefits and other expenses for 2013 were $444.2 million, or 72.9% of net revenue, compared with $382.9 million or 73.2 % of net revenue, for 2012. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $15.0 million, or 18.0%, to $98.7 million, or 16.2% of net revenue, for 2013, compared with $83.7 million, or 16.0% of net revenue, for 2012. The increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs, incremental cost of supporting the Company’s post-acute business, legal expenses and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.0% of net revenue for 2013, compared with 14.8% of net revenue for 2012.

The net change in fair value was a $5.7 million reduction to expense and a $0.3 million increase to expense for 2013 and 2012, respectively. The $5.7 million reduction to expense was primarily associated with an acquisition in the behavioral health subspecialty. Though the acquisition has proven to be profitable and continues to grow, it is growing slower than original assumptions, resulting in a reduction of estimated contingent consideration payable and a reduction to expense. Because the fair value of contingent consideration is generally based on a certain multiple of operating results of the acquired practices during a measurement period, a moderate change in projected operating results can result in a large change to the fair value of such contingent consideration.

Adjusted income from operations for 2013 increased 16.9% to $61.9 million, or an adjusted operating margin of 10.2%, compared with adjusted income from operations of $53.0 million, or an adjusted operating margin of 10.1% for 2012. GAAP income from operations increased $15.0 million, or 28.5%, to $67.6 million from $52.6 million for 2012. GAAP operating margin was 11.1% and 10.1% for 2013 and 2012, respectively.

The effective tax rate for 2013 was 38.3%, compared with 37.7% for the same period in the prior year. The increase in the effective tax rate was primarily related to a change in state tax laws in November 2012.

Adjusted net income for 2013 increased 15.5% to $37.9 million, or a 6.2% adjusted net income margin compared with adjusted net income of $32.8 million, or a 6.3% adjusted net income margin, for 2012. GAAP net income for 2013 increased to $41.4 million from $32.6 million for 2012, and GAAP net income margin was 6.8% and 6.2% for 2013 and 2012, respectively.

Adjusted diluted earnings per share for 2013 increased 13.2% to $2.19, compared with $1.93 adjusted diluted earnings per share for 2012. GAAP diluted earnings per share for 2013 was $2.39, compared with $1.92 for 2012.

Liquidity and Capital Resources

As of December 31, 2013, IPC had approximately $59.7 million in liquidity, composed of $25.0 million in cash and cash equivalents, and an available line of credit of $34.7 million. IPC had borrowings of $90.0 million from its line of credit outstanding at December 31, 2013.

Net cash provided by operating activities for 2013 was $36.8 million compared with $39.8 million for 2012. The change in working capital during 2013 was largely related to an increase in accounts receivable of $24.0 million, an increase in prepaid expenses and other current assets of $2.1 million, an increase in accounts payable and accrued liabilities of $1.2 million, a net increase in medical malpractice and self insurance reserves of $2.5 million, and an increase in accrued compensation of $6.5 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 56 DSO as of December 31, 2013, compared with 52 DSO as of December 31, 2012. The increase in DSO is primarily related to the buildup of receivables from acquired practices and delayed Medicaid parity payments.

Net cash used in investing activities was $108.0 million for 2013, compared with $66.2 million for 2012. Cash of $104.1 million was used in 2013 for physician practice acquisitions and contingent payments on prior acquisitions, compared with $62.6 million in 2012.

For 2013, net cash provided by financing activities was $80.0 million, compared with $24.8 million for 2012. During 2013, the Company borrowed $105.0 million from its revolving line of credit to fund new acquisitions and pay for contingent considerations of acquired practices, and repaid $35.0 million to its revolving line of credit with cash generated from our operating activities.

Full Year 2014 Guidance

The Company expects revenue to be in the range of $720 million to $732 million, an adjusted EBITDA range of $76 million to $79 million, and adjusted diluted earnings per share to be in the range of $2.41 to $2.51. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 17.6 million for the year, (ii) a 38.3% effective tax rate, (iii) $8.4 million in stock based compensation expense, and (iv) $6.0 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Reconciliation of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures related to income from operations, net income and diluted earnings per share. During the three and twelve months ended December 31, 2013 and 2012, the Company reported change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent considerations” or “net change in fair value”.

The fair value of accrued contingent consideration is determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.

During the three months ended December 31, 2013 and 2012, the Company recorded an increase to expense of $340,000 and a reduction to expense of $187,000, respectively, as a net change in fair value. During the twelve months ended December 31, 2013 and 2012, the Company recorded a reduction to expense of $5.7 million and an increase to expense of $0.3 million, respectively, as a net change in fair value.

In this press release, income from operations, net income and diluted earnings per share have been adjusted to exclude the amount of the net change in fair value. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. The following unaudited table reconciles non-GAAP financial information to net income per diluted share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended December 31,
	2013			2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$15,658	$340	$15,998	$13,950	$(187)	$13,763
Investment income	1		1	3		3
Interest expense	(217)		(217)	(85)		(85)

Income before income taxes	15,442	340	15,782	13,868	(187)	13,681
Income tax provision (benefit)	5,915	130	6,045	5,419	(73)	5,346

Net Income	$9,527	$210	$9,737	$8,449	$(114)	$8,335

Earnings per share (diluted)	$0.54	$0.02	$0.56	$0.50	$(0.01)	$0.49

Weighted average shares (diluted)	17,516,086		17,516,086	17,062,431		17,062,431

	Twelve Months Ended December 31,
	2013			2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$67,620	$(5,733)	$61,887	$52,637	$324	$52,961
Investment income	13		13	14		14
Interest expense	(540)		(540)	(337)		(337)

Income before income taxes	67,093	(5,733)	61,360	52,314	324	52,638
Income tax provision (benefit)	25,697	(2,196)	23,501	19,728	122	19,850

Net Income	$41,396	$(3,537)	$37,859	$32,586	$202	$32,788

Earnings per share (diluted)	$2.39	$(0.20)	$2.19	$1.92	$0.01	$1.93

Weighted average shares (diluted)	17,314,759		17,314,759	16,968,145		16,968,145

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning February 20, 2014 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 20, 2014 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Full Year 2014 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$25,010	$16,214
Accounts receivable, net	103,585	79,612
Insurance receivable for malpractice claims - current portion	11,653	9,719
Prepaid expenses and other current assets	19,378	17,284

Total current assets	159,626	122,829
Property and equipment, net	6,343	5,763
Goodwill	357,387	240,009
Other intangible assets, net	5,857	2,133
Deferred tax assets, net	—	250
Insurance receivable for malpractice claims - less current portion	20,599	17,074

Total assets	$549,812	$388,058

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,486	$4,257
Accrued compensation	35,639	28,615
Payable for practice acquisitions, current portion	32,430	29,038
Medical malpractice and self-insurance reserves, current portion	12,211	10,350
Deferred tax liabilities, current portion	969	1,506

Total current liabilities	86,735	73,766
Long-term debt	90,000	20,000
Medical malpractice and self-insurance reserves, less current portion	44,044	37,921
Payable for practice acquisitions, less current portion	8,289	—
Deferred tax liabilities, less current portion	5,762	—

Total liabilities	234,830	131,687
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,015,580 and 16,694,215 shares issued and outstanding at December 31, 2013 and 2012, respectively	17	17
Additional paid-in capital	167,926	150,711
Retained earnings	147,039	105,643

Total stockholders’ equity	314,982	256,371

Total liabilities and stockholders’ equity	$549,812	$388,058

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net revenue	$161,600	$137,569	$609,517	$523,485
Operating expenses:
Cost of services—physician practice salaries,benefits and other	117,351	100,259	444,224	382,934
General and administrative	27,032	22,484	98,725	83,679
Net change in fair value of contingent consideration	340	(187)	(5,733)	324
Depreciation and amortization	1,219	1,063	4,681	3,911

Total operating expenses	145,942	123,619	541,897	470,848

Income from operations	15,658	13,950	67,620	52,637
Investment income	1	3	13	14
Interest expense	(217)	(85)	(540)	(337)

Income before income taxes	15,442	13,868	67,093	52,314
Income tax provision	5,915	5,419	25,697	19,728

Net income	$9,527	$8,449	$41,396	$32,586

Net income per share:
Basic	$0.56	$0.51	$2.46	$1.97

Diluted	$0.54	$0.50	$2.39	$1.92

Weighted average shares:
Basic	16,937,646	16,647,295	16,811,571	16,578,994

Diluted	17,516,086	17,062,431	17,314,759	16,968,145

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Years Ended December 31,
	2013	2012
Operating activities
Net income	$41,396	$32,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,681	3,911
Stock-based compensation expense	7,355	6,344
Deferred income taxes	5,297	1,969
Changes in assets and liabilities:
Accounts receivable	(23,973)	(11,602)
Prepaid expenses and other current assets	(2,094)	(4,145)
Accounts payable and accrued expenses	1,229	295
Accrued compensation	6,455	6,975
Medical malpractice and self-insurance reserves, net	2,525	3,171
Accrued contingent consideration	(6,075)	324

Net cash provided by operating activities	36,796	39,828

Investing activities
Acquisitions of physician practices	(104,127)	(62,605)
Purchase of property and equipment	(3,911)	(3,609)

Net cash used in investing activities	(108,038)	(66,214)

Financing activities
Proceeds from long-term debt	105,000	35,000
Repayments of long-term debt	(35,000)	(15,000)
Net proceeds from issuance of common stock	7,429	3,860
Excess tax benefits from stock-based compensation	2,609	988

Net cash provided by financing activities	80,038	24,848

Net increase (decrease) in cash and cash equivalents	8,796	(1,538)
Cash and cash equivalents, beginning of period	16,214	17,752

Cash and cash equivalents, end of period	$25,010	$16,214

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of the quarterly and annual encounters for 2012 and 2013 (in thousands):

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Year Ended December 31, 2012

Patient encounters	1,355	1,345	1,349	1,447	5,496

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Year Ended December 31, 2013

Patient encounters	1,576	1,513	1,509	1,613	6,211

Employee Data:

The following is a summary of IPC’s affiliated hospitalists employed at the end of eight consecutive quarters ended December 31, 2013:

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013

Employed physicians	997	976	1,015	1,096	1,096	1,062	1,175	1,257
Nurse practitioners and physician assistants	268	275	286	322	360	372	395	508

Total	1,265	1,251	1,301	1,418	1,456	1,434	1,570	1,765